                                                      FILED PURSUANT TO
                                                      RULE 424(b)(5)
                                                      REGISTRATION NO. 333-21901

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 25, 1997)

                                  $990,000,000
[ILFC LOGO]
                    INTERNATIONAL LEASE FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES I

                   Due Nine Months or More from Date of Issue
                            ------------------------

   International Lease Finance Corporation (the "Company") may offer from time to time $990,000,000 aggregate initial offering price of its Medium-Term Notes, Series I (the "Notes"), due nine months or more from date of issue. The Notes will be unsecured obligations of the Company. As specified in a pricing supplement (a "Pricing Supplement") to this Prospectus Supplement, the Notes will mature on any day nine months or more from the date of issue (the "Stated Maturity"), which maturity date may be subject to extension as agreed upon by the Company and the purchaser. The Notes may also be subject to redemption prior to maturity as agreed upon by the Company and the purchaser, or to repayment at the option of the Holder, as specified in the applicable Pricing Supplement. See "Description of Medium-Term Notes, Series I -- Redemption and Repayment." The authorized denominations of each Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement.

   The interest rate on, or interest formula for, the Notes will be established by the Company from time to time and will be set forth therein and specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes"), which may be zero in the case of certain Original Issue Discount Notes, or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and the rate of interest thereon as determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate, Treasury Rate (each, an "Interest Rate Basis") or any other interest rate basis or formula as selected by the purchasers and agreed to by the Company, and as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually in arrears on April 15 and October 15 of each year and at maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears as specified in the applicable Pricing Supplement. A Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all of the principal amount is payable prior to the Stated Maturity in accordance with a schedule, by application of a formula or by reference to an index. A Note may be issued as an indexed note (an "Indexed Note") on which the amount of any interest payment, in the case of an Indexed Rate Note, and/or the principal amount payable at maturity, in the case of an Indexed Principal Note, will be determined by reference to the level of prices, or changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by application of a formula. See "Description of Medium-Term Notes, Series I -- Indexed Notes."

   Interest rates, interest rate formulae, the Spread or Spread Multiplier, if any, applicable to such Notes, and such other variable terms are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

   Unless otherwise specified in the applicable Pricing Supplement, each Note will be represented either by a global note ("Global Note") deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers will be effected only through, records maintained by the Depositary with respect to its participants' interests and by the Depositary's participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described in the accompanying Prospectus or as otherwise set forth on the applicable Pricing Supplement.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------------
                                                          PRICE TO               AGENTS' DISCOUNTS             PROCEEDS TO
                                                          PUBLIC(L)             AND COMMISSIONS(2)            COMPANY(2)(3)
------------------------------------------------------------------------------------------------------------------------------
Per Note.........................................            100%                   .125%-.750%              99.875%-99.250%
----------------------------------------------------------------------------------------------------------------------------------
Total............................................        $990,000,000          $1,237,500-$7,425,000    $988,762,500-$982,575,000

--------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Salomon Brothers Inc or Goldman, Sachs & Co., each as Agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon maturity up to and including 30 years, and as agreed upon at the time of sale for Notes with Stated Maturities greater than 30 years, sold through such Agent, and may sell Notes to any Agent at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. See "Plan of Distribution." Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. No commission will be payable on any sales made directly by the Company.

(3) Before deducting other expenses payable by the Company estimated at up to $360,000 including reimbursement of certain expenses of the Agents.
                            ------------------------

   The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its best efforts to solicit purchases of the Notes. The Company has reserved the right to sell the Notes directly on its own behalf or to or through others for resale to the public. The Notes may also be sold to any of the Agents acting as principal for its own account or for resale to investors or other purchasers. See "Plan of Distribution." The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any of the Agents may reject any offer in whole or in part. See "Plan of Distribution."
                            ------------------------

MERRILL LYNCH & CO.

               LEHMAN BROTHERS
                               MORGAN STANLEY DEAN WITTER

                                              SALOMON BROTHERS INC

                                                            GOLDMAN, SACHS & CO.
                            ------------------------

            The date of this Prospectus Supplement is July 29, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES I

     The information herein concerning the Notes should be read in conjunction with the statements under "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The particular terms of any Note offered will be described in the applicable Pricing Supplement. The terms and conditions set forth in this Prospectus Supplement will apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note. Capitalized terms used herein and not defined have the meanings given to them in the Indenture.

GENERAL

     The Notes issuable pursuant to this Prospectus Supplement constitute a series of Debt Securities under an Indenture (the "Indenture"), dated as of November 1, 1991, between the Company and First Trust National Association (successor to Continental Bank, National Association), as trustee (the "Trustee"), which series is currently limited to $990,000,000 aggregate principal amount. As of the date of this Prospectus Supplement, $750,000,000 aggregate principal amount of Notes have been issued. The Indenture authorizes the Company to reopen a series of securities (including the Notes) for issuance of additional securities of that series without the consent of the holders of that series.

     The Notes will be unsecured obligations of the Company. The authorized denominations of each Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement and will be issued in fully registered form only. The Notes will not be subject to any sinking fund. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note as specified in the applicable Pricing Supplement. The terms set forth under "Description of Debt Securities -- Global Securities" in the Prospectus are applicable to the Notes.

     The Notes will be offered on a continuous basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. Floating Rate Notes will mature on an Interest Payment Date (as defined below) unless otherwise specified in the applicable Pricing Supplement.

     "Business Day" means any day that is not a Saturday or Sunday and that, in The City of New York (and, with respect to LIBOR Notes, the City of London), is not a day on which banking institutions are generally authorized or obligated by law to close. "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market. "Maturity" or "Maturity Date" means the date on which the principal of a Note becomes due and payable as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, redemption, repayment or otherwise. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars.

PAYMENT OF PRINCIPAL AND INTEREST

     Principal and interest will be payable, and Certificated Notes will be transferable, at the office of the Trustee in St. Paul, Minnesota, which on the date hereof is located at 180 East Fifth Street, St. Paul, Minnesota, and at the agency maintained by the Trustee for that purpose in the Borough of Manhattan, City of New York, State of New York, which on the date hereof is at the office of First Trust of New York, N.A., 100 Wall Street, 20th Floor, New York, New York, or at such other place or places as may be designated pursuant to the Indenture, provided that the Company, at its option, may pay interest other than interest due at Maturity, by check mailed to registered holders.

     Each Note will bear interest from its date of issue at either (a) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes or (b) rates determined by reference to the interest rate formula specified in the applicable Pricing Supplement (a "Floating Rate Note"), until the principal thereof is paid or duly made available for payment. Interest will be payable in arrears on each Interest Payment Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. "Interest Payment Date" means the date on which interest on the Notes is due and payable, which is (i) in the case of Fixed Rate Notes, April 15 and October 15 of each year, unless otherwise specified in the applicable Pricing Supplement, and at Maturity, and (ii) in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, on the Maturity Date, except as otherwise provided herein or in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business
Day) immediately preceding the related Interest Payment Date. Principal and interest due at Maturity will be payable in immediately available funds upon presentation of the Notes. Interest due other than at Maturity will be payable by check; provided, however, that (i) the Depositary, as holder of Book-Entry Notes shall be entitled to receive payments of interest by wire transfer of immediately available funds, and (ii) Holders of ten million dollars or more in aggregate principal amount of Certificated Notes having identical Interest Payment Dates will be entitled to receive payments of interest, other than at Maturity, by wire transfer of immediately available funds to a designated account maintained in the United States upon receipt by the Trustee of written instructions from such holder not later than the Regular Record Date for the related Interest Payment Date. Such instructions shall remain in effect with respect to payments of interest made to such holder on subsequent Interest Payment Dates unless revoked or changed by written instructions received by the Trustee from such holder, provided that any such written revocation or change which is received by the Trustee after a Regular Record Date and before the related Interest Payment Date shall not be effective with respect to the interest payable on such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, First Trust National Association shall be the calculation agent (the "Calculation Agent") with respect to the Notes.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount (or face amount, in the case of an Indexed Principal Note) of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

  Fixed Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity, as the case may be, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

  Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date and Fixed Interest Rate, as applicable, Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Period and Dates, Record Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, and if one or more of the applicable Interest Rate Bases is LIBOR, the Designated LIBOR Page, all as defined below and as described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate/Fixed Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Inverse Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon during any

     Interest Reset Period (as defined below) will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable Pricing Supplement will designate one or more of the following interest rate bases as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"); (b) the CMT Rate (a "CMT Rate Note"); (c) the Commercial Paper Rate (a "Commercial Paper Rate Note"); (d) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note");
(e) the Federal Funds Rate (a "Federal Funds Rate Note"); (f) LIBOR (a "LIBOR Note"); (g) the Prime Rate (a "Prime Rate Note"); (h) the Treasury Rate (a "Treasury Rate Note"); or (i) such other interest rate basis as is set forth in such Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Interest Rate"). The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law as the same may be modified by United States law of general application.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate or, if no such Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). The "Interest Determination Date" with respect to the CD Rate Notes, the CMT Rate Notes, the Commercial Paper Rate Notes, the Federal Funds Rate Notes and the Prime Rate Notes will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate Notes will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below); and the "Interest Determination Date" with respect to LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to Treasury Rate Notes, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note, the interest rate of which is determined by reference to two or more Interest Rate Bases, will be the second Business Day prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next day that is a Business Day, except that in the case of a Floating Rate Note which is a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If a Maturity Date of a Floating Rate Note falls on a date that is not a Business Day, the required payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but, excluding, the Interest Payment Date or Maturity Date as the case may be. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes or Prime Rate Notes, or by the actual number of days in the year in the case of CMT Rate Notes or the Treasury Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement. All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g. 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent.

     Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     CD Rate Notes. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . .Treasury

Constant Maturities . . . Federal Reserve Board Release H.15 . . . Monday's Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the related Calculation Date then the Commercial Paper Rate will be the Money Market Yield (as defined below) on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on the related Calculation Date such rate is not yet published in H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) calculated in accordance with the following formula:

                                           D X 360
                   Money Market Yield = ------------- X 100
                                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M. San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average costs of funds paid by member institutions of the Eleventh Federal Home

Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M. New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the column "Effective Rate" under the heading "Federal Funds." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on the LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date.

     Prime Rate Notes. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such Prime Rate Notes and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME 1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen US PRIME 1, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference in the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

SUBSEQUENT INTEREST PERIODS

     The applicable Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate in the case of a Fixed Rate Note, or the Spread or Spread Multiplier in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     If the Company elects to reset the interest rate, Spread or Spread Multiplier of a Note as described above, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any interest accrued to, such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that (i) the period for delivery of such Note or notification to the Trustee will be at least 25 but not more than 35 days prior to such Optional Reset Date and (ii) a holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender until the close of business on the tenth day prior to such Optional Reset Date.

     The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid. The Reset Notice will indicate whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and (ii) the provisions, if any, for redemption during the period from such Optional Reset

Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) as provided for in the Reset Notice, and establish an interest rate, Spread or Spread Multiplier that is higher (or lower if the Note is an Inverse Floating Rate Note) than the interest rate, Spread or Spread Multiplier provided for in the relevant Reset Notice for the Subsequent Interest Period commencing on such Optional Reset Date, by causing the Trustee to mail, not later than 20 days prior to an Optional Reset Date for a Note (or, if such day is not a Business Day, on the immediately succeeding Business Day), notice of such higher interest rate, or new Spread or Spread Multiplier to the Holder of such Note. Such notice will be irrevocable. The Company must notify the Trustee of its intentions to revoke such Reset Notice at least 25 days prior to such Optional Reset Date. Each Note with respect to which the interest rate, Spread or Spread Multiplier is reset on an Optional Reset Date and with respect to which the holder of such Note has not tendered such Note for repayment (or has validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, or new Spread or Spread Multiplier for the Subsequent Interest Period.

EXTENSION OF MATURITY

     Unless otherwise stated in the applicable Pricing Supplement, each Note will finally mature at the Stated Maturity of such Note. The applicable Pricing Supplement relating to any Note (other than an Amortizing Note) may indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the old Stated Maturity for such Note. Not later than 40 days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the old Stated Maturity of such Note (or, if such day is not a Business Day, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note, or a lower Spread or Spread Multiplier in the case of an Inverse Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or new Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice will be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or new Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that (i) the period for delivery of such Note or notification to the Trustee for such Note will be at least 25 but not more than 35 days prior to the old Stated Maturity and (ii) a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in each such Note.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may offer Original Issue Discount Notes from time to time. Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. In the event of redemption, repayment or acceleration of maturity in respect of an Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note will be equal to (i) the Amortized Face Amount (as defined below) as of the date of such event, plus (ii) with respect to any redemption of an Original Issue Discount Note, the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) minus 100% multiplied by the Issue Price specified in such Pricing Supplement (the "Issue Price"), net of any portion of such Issue Price which has been paid prior to the date of redemption, or the portion of the Issue Price (or the net amount) proportionate to the portion of the unpaid principal amount to be redeemed, plus (iii) any accrued interest to the date of such event the payment of which would constitute qualified stated interest payments within the meaning of Treasury Regulation Section 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code"). Such interest will be computed on the basis of a 360-day year of twelve 30-day months, compounded semiannually.

     If any Maturity of an Original Issue Discount Note which bears no interest falls on a day that is not a Business Day with respect to such Original Issue Discount Note, the payment due at such Maturity will be made on the following day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Maturity.

     The "Amortized Face Amount" of an Original Issue Discount Note means an amount equal to (i) the Issue Price thereof plus (ii) the aggregate portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note within the meaning of Section 1273(a)(2) of the Internal Revenue Code of 1986, as amended, (the "Code"), whether denominated as principal or interest, over the Issue Price) which shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Original Issue Discount Note to the date of determination, minus
(iii) any amount considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note which has been paid from the date of issue to the date of determination. Certain additional considerations relating to the offering of any Original Issue Discount Notes may be set forth in the applicable Pricing Supplement.

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code"), it is possible that a portion of the face amount of an Original Issue Discount Note would be treated as interest and the unamortized portion thereof would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not allowable as part of a claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of a Discount Note would be treated as unmatured interest, one possible result is that the bankruptcy court might determine the amount of unmatured interest on such Note by reference to the amount of amortized original issue discount of such Note for tax purposes or the unamortized debt discount of such Note for financial accounting purposes. Each method may yield a substantially different result.

     Holders of Notes with original issue discount will be required to include the amount of original issue discount in income in accordance with applicable provisions of the Code, and the Treasury Regulations promulgated thereunder. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount."

INDEXED NOTES

     Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit ("ECU")) relative to an indexed currency or such other price or exchange rate ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax and other investment considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, the Maturity Date or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face of the Note or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Book-Entry Notes having the same original issue date, interest rate, if any, amortization schedule, if any, Stated Maturity and other terms, if any, will be represented by a single Global Note and all Floating Rate Book-Entry Notes having the same original issue date, Initial Interest Rate, Base Rate, Interest Payment Period, Interest Payment Dates, Index Maturity, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Stated Maturity and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities -- Global Securities," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     A further description of the Depositary and its procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Securities." The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

REDEMPTION AND REPAYMENT

     The Notes are not subject to redemption by the Company prior to the Redemption Dates fixed at the time of sale and set forth in Pricing Supplements hereto. If no Redemption Date is indicated with respect to a Note, such Note is not redeemable prior to the Stated Maturity. On and after the indicated Redemption Date, the related Note will be redeemable in whole or in part in increments of $1,000 at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption. With respect to the redemption of Global Notes, the Depositary advises that if less than all of the Notes with like tenor and terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Global Note representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

     The Notes will be subject to repayment at the option of the holders thereof in accordance with the terms of the Notes on their respective optional repayment date or dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note (the "Optional Repayment Date"). If no Optional Repayment Date is indicated in such Pricing Supplement and such Note with respect to a Note, such Note will not be repayable at the option of the holder prior to the Stated Maturity. Unless otherwise specified in an applicable Pricing Supplement, on any Optional Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 at the option of the holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date. In order for a Note to be repaid, the Company must receive at its office or agency for that purpose in New York, New York not more than 60 nor less than 30 days prior to the Optional Repayment Date, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth the name of the holder of the Note, the principal amount of the Note, the amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Company not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Company by such fifth Business Day. Any such notice received by the Company during such period shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) and possible differing interpretations. This discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. This discussion also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("OID"). The following summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and on regulations (the "OID Regulations") promulgated by the U.S. Department of Treasury (the "Treasury") under the OID provisions of the Code.

     For United States Federal income tax purposes, a Note will have OID to the extent that the Note's stated redemption price at maturity exceeds its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issuance of Notes equals the first offering price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments due on the Note other than qualified stated interest payments. "Qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately accounts for the length of the interval between payments. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as OID rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Note issued with OID and a maturity of more than one year must include OID in income as ordinary income over the term of the Note, regardless of such U.S. Holder's regular method of tax accounting. In general, a U.S. Holder must include in gross income the sum of the daily portions of OID that accrue on the Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held the Note. Accordingly, a U.S. Holder of a Note issued with OID will include in income amounts attributable to OID before receiving cash attributable to that income.

     To determine the "daily portion" of OID on any Note with OID, OID accruing during an accrual period (generally, the period between dates on which interest is paid) is divided by the number of days in the accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID accruing during an accrual period is generally determined by using a constant yield to maturity method, and is equal to the excess of (i) the product of the Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and approximately adjusted to take into account the length of the particular accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The Note's "adjusted issue price" at the beginning of any accrual period generally equals the sum of the issue price of the Note plus the aggregate amount of OID accrued on the Note in all prior accrual periods, reduced by the amount of payments on the Note in prior accrual periods that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     A U.S. Holder of a Note with OID that purchases the Note for an amount that is greater than the Note's adjusted issue price as of the purchase date but less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes are either treated as variable rate debt instruments or contingent payment debt obligations and are subject to special rules. A Note is a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Note by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and
(c) except as provided under (a) above, it does not provide for any contingent principal payments.

     A "qualified floating rate" is any floating rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated (for example, LIBOR). Although a multiple of a qualified floating rate will generally not constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the preceding sentence if the value of all rates on the issue date are within 25 basis points of each other.

     The OID Regulations provide that an otherwise qualified floating rate that has restrictions will not be a qualified floating rate unless the restrictions fall into one of the following categories: (a) a cap, a floor or a periodic adjustment restriction (a "governor") that is fixed throughout the term of the note, (b) a cap or similar restriction that is not reasonably expected as of the issue date significantly to decrease the yield on the note, (c) a floor or similar restriction that is not reasonably expected as of the issue date to significantly increase the yield on the note, or (d) a governor or similar restriction that is not reasonably expected as of the issue date significantly to increase or decrease the yield on the note. Floating Rate Notes subject to caps, floors, or governors that do not meet the above requirements could be treated as debt instruments providing for contingent payments.

     An "objective rate" is a rate other than a qualified floating rate, that is determined by a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be designated as objective rates from time to time by the Internal Revenue Service (the "IRS") in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. A "qualified inverse floating rate" is any objective rate that is equal to a fixed rate minus a qualified floating rate, and that reasonably can be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds disregarding permissible restrictions discussed above in the definition of a qualified floating rate.

     The OID Regulations also provide that if a variable rate debt instrument provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on such instrument's issue date is intended to approximate the fixed rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or an objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the requirements of the preceding sentence if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points.

     If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on the Floating Rate Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Floating Rate Note and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Floating Rate Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

     To determine the amount and accrual of OID and qualified stated interest on any other Floating Rate Note that qualifies as a "variable rate debt instrument," the OID Regulations provide that the Floating Rate Note is to be converted into a hypothetical "equivalent" fixed rate debt instrument that has terms identical to the Floating Rate Note, except that the hypothetical Floating Rate Note has a fixed rate substituted for the qualified floating rate or objective rate provided under the Floating Rate Note. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument. A U.S. Holder of the Floating Rate Note will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Appropriate adjustments will be made in each accrual period in the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation. Generally, if a Floating Rate Note were treated as a contingent payment debt obligation, interest thereon would be treated as "contingent interest" payments. Under the OID Regulations, any contingent interest payments on a Floating Rate Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by constructing a projected payment schedule (as determined under the OID Regulations) for the Floating Rate Note and applying daily accrual rules similar to those for accruing OID on Notes issued with OID (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of payment must be made to reflect the difference. The proper United States Federal income tax treatment of Floating Rate Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased Notes.

     Under the OID Regulations, the IRS can apply or depart from the OID Regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a Note or applying the regulations described above is to achieve a result that is unreasonable in light of the purpose of the applicable statutes (which generally are intended to achieve the clear reflection of income for both borrowers and lenders).

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

     The Treasury Department has recently issued temporary regulations relating to the treatment of "inflation-indexed debt instruments." The proper United States Federal income tax treatment of any Notes that are inflation-indexed debt instruments will be described in the applicable Pricing Supplement.

  Subsequent Interest Periods and Extension of Maturity

     If so specified in the Pricing Supplement relating to an issue of Notes, the interest rate or Stated Maturity of such Notes may be reset or extended, at the option of the Company. See "Description of Medium-Term Notes, Series I--Subsequent Interest Periods" and "Description of Medium-Term Notes, Series I-- Extension of Maturity." The treatment of a holder of Notes with respect to which such an option has been exercised and who does not elect to have the Company repay such Notes on the applicable Optional Reset Date or "old" Stated Maturity Date will depend on the terms established for such Notes by the Company pursuant to the exercise of such option ("revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in a taxable exchange. Purchasers of such Notes should carefully examine the applicable Pricing Supplement and should consult with their tax advisers with respect to such a feature since the tax consequences will depend, in part, on the particular terms and features of the Note.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with OID. U.S. Holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize OID on Short-Term Notes until they receive payment on such Notes. U.S. Holders on the accrual method and certain other holders including banks and dealers in securities, however, must accrue OID on Short-Term Notes on a straight-line basis unless they elect to accrue the OID on a constant yield basis with daily compounding. For this purpose, OID on a Short-Term Note is the amount by which the total principal and interest payments on such Note exceed its issue price. U.S. Holders may elect to include OID on Short-Term notes into income based on acquisition discount rather than OID. Acquisition discount is the excess of a Short-Term Note's stated redemption price at maturity over the U.S. Holder's basis in the Note. Gain recognized on the sale or exchange of a Short-Term Note by a U.S. Holder that has not accrued OID or acquisition discount on the Short-Term Note to the extent attributable to accrued interest and OID (or acquisition discount), is treated as ordinary income. Such a U.S. Holder also must defer deductions for net interest expense on any borrowing attributable to the Short-Term Note to the extent that the expense does not exceed accrued but unrecognized interest and OID (or acquisition discount) on the Note.

  Market Discount

     If a U.S. Holder purchases a Note, other than a Note issued with OID, for an amount that is less than its stated redemption price at maturity or purchases a Note issued with OID for an amount that is less than the Note's adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount." A Note is not treated as purchased at a market discount, however, if the market discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price in the case of a Note issued with OID) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). The revised issue price of a Note issued with OID is the Note's initial issue price increased by the amount of OID includible in the gross income of previous holders.

     A U.S. Holder of a Note purchased at a market discount (other than a de minimis market discount) will be required to treat any partial principal payment (or, in the case of a Note issued with OID, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on an economic accrual basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Amortizable Bond Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may reduce interest on the Note otherwise required to be included in income during any taxable year by the amortizable premium allocable to the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Amortized bond premium will reduce the U.S. Holder's basis in the Note. An election to amortize bond premium will apply to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS.

  Disposition of a Note

     Except as discussed above and except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Note and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any OID included in income (and accrued market discount or acquisition discount, if any, if the U.S. Holder has included such market discount or acquisition discount in income) and decreased by the amount of any payments previously received, other than qualified stated interest payments, and by any amortized bond premium with respect to such Note. Such gain or loss generally will be long term if the Note were held for more than one year.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income tax on payment of principal, premium (if any) or interest (including OID, if any) on a Note, unless such non-U.S. Holder directly or indirectly owns at least 10% of the voting power in the Company's stock, or is a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code, if the non-U.S. Holder certifies, on IRS Form W-8 or other substantially similar form, that the Holder is not a U.S. person. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Additionally, a non-U.S. Holder who is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year when the sale or exchange occurs may be subject to federal income taxation on the gain realized on the disposition if certain other conditions are met. In that case, the capital gain is generally subject to a 30% tax. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     A Note held by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) will not be subject to United States federal estate tax as a result of such individual's death, if at the time of death the individual did not directly or indirectly own 10% or more of the total combined voting power of the Company's stock, unless such individual held such Note in connection with the conduct of a United States trade or business.

BACKUP WITHHOLDING

     Backup withholding of the United States Federal income tax at a rate of 31% may apply to payments made in respect of Notes to registered owners who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

     Upon the sale of a Note to (or through) certain brokers, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and Goldman, Sachs & Co., as Agents, each of whom has agreed to use its best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission, in the form of a discount ranging from .125% to .750% of the principal amount of any Note, depending upon maturity up to and including 30 years, and as agreed upon at the time of sale for Notes with Stated Maturities greater than 30 years, sold through such Agent. The Company also may sell the Notes to one or more of the Agents as principal at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if so agreed, at a fixed public offering price. In addition, the Company has reserved the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or to or through others for resale to the public. In the case of sales made directly by the Company, no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price (in the case of Notes to be sold at a fixed public offering price), the concession and the discount may be changed.

     In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, any underwriting syndicate may reclaim selling concessions, if any, allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

     The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an underwriter within the meaning of the Act.

     Each Agent in the ordinary course of its business engages from time to time in securities transactions with and performs investment banking services for the Company.

     Payment of the purchase price of the Notes will be required to be made in immediately available funds on the date of settlement.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but it is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

PROSPECTUS

[LOGO OF ILFC]

                    INTERNATIONAL LEASE FINANCE CORPORATION

                                DEBT SECURITIES

     International Lease Finance Corporation (the "Company") intends to issue from time to time debt securities (the "Debt Securities") with an aggregate offering price of up to $2,090,000,000, which will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities shall be issued in U.S. dollar denominations or, at the option of the Company, if so specified in the applicable Prospectus Supplement (the "Prospectus Supplement"), in any other currency, including composite currencies such as the European Currency Unit. The Debt Securities may be issued in one or more series with the same or various maturities at par or with an original issue discount. The specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), time of payment of interest, any terms for redemption, any other specific terms, and any listing on a securities exchange of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") are set forth in the accompanying Prospectus Supplement together with the terms of offering of the Offered Debt Securities. Unless otherwise specified in the accompanying Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more Global Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities will be sold directly through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the accompanying Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the accompanying Prospectus Supplement.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 25, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees. In addition, the Registration Statement may be examined by accessing the Commission's Web site at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 and its Current Reports on Form 8-K, event dates January 13, 1997, January 31, 1997, February 10, 1997, February 14, 1997 and February 24, 1997, filed by the Company with the Commission are incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Offered Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:
ALAN H. LUND, EXECUTIVE VICE PRESIDENT, CO-CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER, INTERNATIONAL LEASE FINANCE CORPORATION, 1999 AVENUE OF THE STARS, 39TH FLOOR, LOS ANGELES, CALIFORNIA 90067 (TELEPHONE: (310) 788-1999).

                                  THE COMPANY

     The Company is primarily engaged in the acquisition of new and used commercial jet aircraft and the leasing and sale of such aircraft to domestic and foreign airlines. The Company, in terms of the number and value of transactions concluded, is a major owner-lessor of commercial jet aircraft. In addition, the Company is engaged in the remarketing of commercial jet aircraft for its own account, for airlines and for financial institutions. At December 31, 1996, the Company had committed to purchase 243 aircraft deliverable through 2004 at an estimated aggregate purchase price of $13.3 billion. It also had options to purchase an additional 35 aircraft deliverable through 2005 at an estimated aggregate purchase price of $2.8 billion.

     The Company is a wholly owned subsidiary of American International Group, Inc. ("AIG").

     The Company is incorporated in the State of California and its principal executive offices are located at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067, with a telephone and telecopier number of (310) 788-1999 and (310) 788-1990, respectively.

                       AMERICAN INTERNATIONAL GROUP, INC.

     AIG is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. The principal insurance company subsidiaries are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, The Philippine American Life Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. Other significant activities are financial services and insurance agency and service fee operations. The Common Stock of AIG is listed on, among others, the New York Stock Exchange.

     THE DEBT SECURITIES WILL NOT BE OBLIGATIONS OF, OR GUARANTEED BY, AIG.

                                USE OF PROCEEDS

     Unless otherwise stated in the accompanying Prospectus Supplement, proceeds to be received from the sale of the Debt Securities offered hereby will be used, together with internally generated funds, for general corporate purposes, including the acquisition of aircraft. Pending ultimate application, the proceeds from the sale of the Debt Securities will be invested in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods shown.

                                  YEARS ENDED
                                  DECEMBER 31,
         --------------------------------------------------------------
          1992          1993          1994          1995          1996
         ------        ------        ------        ------        ------
         1.75x         1.70x         1.63x         1.48x         1.53x

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense and capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured obligations issued under an indenture dated as of November 1, 1991 (the "Indenture"), between the Company and First Trust National Association (successor to Continental Bank, National Association), as trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture (a copy of which is filed as an exhibit to the Registration Statement), including the definitions therein of certain terms and the provisions of certain terms which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms used in the following summaries and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

     The Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The Indenture does not limit the amount of debt which may be issued by the Company under the Indenture or otherwise. The Debt Securities may be issued in one or more series with the same or various maturities, at par or with an original issue discount. Federal income tax consequences and other special considerations applicable to any Debt Securities issued with an original issue discount will be described in the Prospectus Supplement relating thereto.

     Reference is made to the accompanying Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the Person to whom any interest on an Offered Debt Security shall be payable if other than the Person in whose name that Offered Debt Security (or one or more Predecessor Securities) is registered at the close of business on the relevant Regular Record Date; (iv) the date or dates on which the principal of the Offered Debt Securities is payable; (v) the rate or rates (which may be fixed or variable), or the formula pursuant to which such rate or rates will be determined, at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue, the Interest Payment Dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable; (vii) any mandatory or optional sinking fund or analogous provisions, the periods during which and the price or prices at which the Offered Debt Securities may, pursuant to such funds, provisions or otherwise, be redeemed at the option of the Company or of any Holder thereof and the other terms and provisions thereof, (viii) the currency or currencies in which the Offered Debt Securities are payable; (ix) if applicable, the manner of determining the amount of principal of or premium or interest on the Offered Debt Securities if such amount is determined with reference to an index; (x) the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;
(xi) whether the Offered Debt Securities which will be issued in whole or in part in the form of one or more Global Securities; (xii) any additional Events of Default provided with respect to the Offered Debt Securities; and (xiii) any other terms of the Offered Debt Securities.

DENOMINATION AND EXCHANGE

     Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue, the Debt Securities of each series will be issued in the form of one or more Global Securities registered in the name of Cede & Co., as nominee of the Depositary (as hereinafter defined). See "Global Securities" below. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue of Debt Securities in the form of Global Securities, principal, premium, if any, and interest, if any, is to be payable as described under "Global Securities" below. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue of Debt Securities not in the form of Global Securities but in the form of definitive certificates ("Certificated Securities"), principal, premium, if any, and interest, if any, is to be payable to registered Holders of such Certificated Securities at the office of the Trustee maintained for that purpose in the Borough of Manhattan, City and State of New York, or at any paying agency maintained at the time by the Company for such purpose. At the option of the Company, payment of interest to registered Holders of Certificated Securities may be made by check mailed to the address of the person entitled thereto as it appears on the register for such Certificated Securities. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue, Certificated Securities may be presented for registration of transfer or exchange at such office of the Trustee in New York, New York, or at such other location or locations as may be established pursuant to the Indenture without any service charge but subject to the limitations provided in the Indenture.

CERTAIN COVENANTS OF THE COMPANY

     Restrictions on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "mortgage" or "mortgages") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary ranking equally with the Debt Securities) shall be secured equally and ratably with such indebtedness for borrowed money, except that the foregoing restrictions shall not apply to: (a) mortgages existing on November 1, 1991; (b) certain mortgages securing all or a part of the purchase price of property (other than property acquired for lease to a Person other than the Company or a Restricted Subsidiary); (c) mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary; (d) mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time the Company or a Restricted Subsidiary purchases, leases or otherwise acquires the properties of such other corporation as an entirety or substantially as an entirety; (f) the replacement of any of the foregoing, provided that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and the mortgage shall be limited to the property or part thereof which secured the mortgage so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property; (g) liens in connection with certain legal proceedings; (h) liens for certain taxes or assessments, landlord's liens and charges incidental to the conduct of the business, or the ownership of the property and assets, of the Company or a Restricted Subsidiary, which are not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or a Restricted Subsidiary or the value of such property for the purpose of such business; and (i) mortgages which would otherwise be subject to the foregoing restrictions which, when the indebtedness for borrowed money relating to those mortgages is added to all other then outstanding indebtedness for borrowed money of the Company and the Restricted Subsidiaries secured by mortgages and not listed in clauses (a) through (h) above, does not exceed 12.5% of the Consolidated Net Tangible Assets of the Company.

     Restrictions as to Dividends and Certain Other Payments. No dividend shall be paid or declared nor shall any distributions be made on any capital stock of the Company (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), nor shall any payment be made by the Company or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default has occurred and is continuing under the Indenture constituting a (i) default in the payment of interest on the Debt Securities of that series when due, continued for 30 days; (ii) default in the payment of the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; or (iii) default in the deposit of any sinking fund payment with respect to Debt Securities of that series when and as due.

     Restrictions on Investments in Non-Restricted Subsidiaries. The Company will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter the Company would be in breach of or in default in the performance of any covenant or warranty of the Company contained in the Indenture.

     Limited Covenants in the Event of a Highly Leveraged Transaction. Other than the covenants of the Company included in the Indenture as described above and as described under "Description of Debt Securities -- Merger and Sale of Assets", there are no covenants or provisions in the Indenture that may afford Holders protection in the event of a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction involving the Company.

CERTAIN DEFINITIONS

     Set forth below are certain significant terms which are defined in the
Indenture:

     "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Company and its Restricted Subsidiaries, after deducting therefrom (a) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and
(c) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiaries" means (a) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture, and (b) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which the Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. Pursuant to specified conditions in the Indenture, the Company's Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries.

     "Subsidiary" means any corporation, partnership, or trust more than 50% of the Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding of each series affected by such amendment or supplement, and any past default and its consequences may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities at the time outstanding of each series affected by such default; provided that, without the consent of the Holders of all of the Debt Securities affected thereby, no such amendment, supplement or waiver may change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration of the Debt Security), or change the time for payment of any interest on any Debt Securities, or make any Debt Security payable in money other than that stated in the Debt Security, or reduce the aforesaid percentage of principal amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver. Without the consent of any Holder of Debt Securities, the Company may amend or supplement the Indenture to, among other things, evidence succession of another corporation to the Company, to add covenants or additional Events of Default for the benefit of the Holders of all or any series of Debt Securities, to cure any ambiguity, correct any provision of the Indenture inconsistent with other provisions thereof or make any other provision which does not adversely affect the interests of the Holders of Debt Securities in any material respect, or to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding which were issued prior to such change or elimination and entitled to the benefit of such provision.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default as being any one of the following events: (a) default in the payment of any interest on the Debt Securities of that series when due, continued for 30 days; (b) default in the payment of the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; (c) default in the deposit of any sinking fund payment of the Debt Securities of that series when and as due; (d) default in the performance of any other of the Company's covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) continued for 60 days after written notice; (e) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences indebtedness for borrowed money of the Company or any Restricted Subsidiary which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $20,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $20,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged, within 30 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of that series at the time outstanding; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other events of default provided with respect to the Offered Debt Securities. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of each series affected thereby may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the Holders of a majority in principal amount of the Debt Securities of each series affected thereby.

     No Holder of any Debt Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and unless also the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request upon the Trustee, and have offered indemnity satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee for 60 days shall have failed to institute such proceedings. However, the right of any Holder of any Debt Security to institute suit for enforcement of any payment of principal of, and premium, if any, and interest on, such Debt Security on or after the due date expressed in such Debt Security, may not be impaired or affected without such Holder's consent.

     The Holders of a majority in principal amount of Debt Securities of any series at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any such direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. The Trustee may withhold from Holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests.

     The Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year, a statement as to whether any default under the Indenture occurred during the fiscal year.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company may discharge (a "defeasance") its obligations with respect to the outstanding Debt Securities of such series (other than certain obligations to the Trustee and the Company's obligations with respect to the registration, transfer and exchange of certificated Debt Securities, mutilated, destroyed, lost and stolen certificated Debt Securities, the maintenance of an office or agency in the Place of Payment and the treatment of funds held by Paying Agents), or may be released from the restrictions described under "Certain Covenants of the Company" above and any other provisions identified in the accompanying Prospectus Supplement ("covenant defeasance") if, among other things, (i) the Company has irrevocably deposited or caused to be deposited with the Trustee (or other satisfactory trustee), as trust funds for the payment of such Debt Securities, money, U.S. Government Obligations (as defined below) which through the scheduled payment of principal and interest will provide money, or a combination thereof, in an amount sufficient, without reinvestment, to pay and discharge at maturity or redemption the entire amount of principal of (and premium, if any) and interest on such Debt Securities; (ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Debt Securities shall have occurred or be continuing on the date of such deposit and, for certain purposes, at any time during the period ending on the 123rd day after the date of deposit, or any longer preference period; (iii) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as referred to in the Indenture; and (iv) such defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments of the Company or cause the Debt Securities, if listed on a national securities exchange, to be delisted.

     In addition, in the case of defeasance, the Company is required to deliver to the Trustee an opinion of counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or
(ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that the Holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of a covenant defeasance, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

     "U.S. Government Obligations" is defined in the Indenture as securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

MERGER AND SALE OF ASSETS

     The Company may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and another Person may consolidate with and merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company only if (i) the Person formed by such consolidation or surviving such merger or to which such assets or properties are conveyed, transferred or leased is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the Company's obligations under the Indenture;
(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an

Event of Default, has happened and is continuing; and (iii) if property or assets of the Company have become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, the Company and such Person have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

     Upon such consolidation, merger or conveyance, transfer or lease, the successor Person shall be substituted for the Company under the Indenture and, except in the case of such a lease, the Company shall be relieved of all obligations under the Indenture.

GLOBAL SECURITIES

     Unless otherwise specified in the accompanying Prospectus Supplement, the Debt Securities of a series will be issued in the form of one or more fully registered Global Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the Depositary for the Debt Securities (the "Depositary"). Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Unless otherwise specified in the accompanying Prospectus Supplement, the Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Company expects that the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of the applicable Direct Participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Purchases of Debt Securities under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary's records. The ownership interest of each actual purchaser of Debt Securities (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that, upon receipt of any payment of principal, premium or interest, the Depositary will immediately credit Direct Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the Participants.

     As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to the Company, all payments of principal and interest on the Debt Securities will be made by the Company in immediately available funds. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, it is anticipated that the Debt Securities will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Debt Securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

     The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on such record date (identified in a listing attached to the omnibus proxy).

     If the Depositary is at any time unwilling or unable to continue as Depositary for a series of Debt Securities and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

THE TRUSTEE

     The Trustee has been and from time to time is an unsecured lender to the Company. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to purchasers or to a single purchaser; or (iii) through agents. The accompanying Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, agents' commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such firms may from time to time purchase and sell Debt Securities in the secondary market, but they are not obligated to do so. No assurance can be given that there will be a secondary market for the Debt Securities. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act.

     If so indicated in the accompanying Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the accompanying Prospectus Supplement and the accompanying Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements of International Lease Finance Corporation and subsidiaries appearing in International Lease Finance Corporation's Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the Debt Securities offered hereby is being passed upon for the Company by O'Melveny & Myers LLP. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Description of Medium-Term Notes,
  Series I............................   S-2
Certain United States Federal Income
  Tax Considerations..................  S-16
Plan of Distribution..................  S-23
                 PROSPECTUS
Available Information.................     2
Documents Incorporated by Reference...     2
The Company...........................     3
American International Group, Inc. ...     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     3
Description of Debt Securities........     4
Plan of Distribution..................    11
Experts...............................    12
Legal Matters.........................    12

======================================================
======================================================

                                  $990,000,000
                                  [ILFC LOGO]
                    INTERNATIONAL LEASE FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES I

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER

                              SALOMON BROTHERS INC

                              GOLDMAN, SACHS & CO.


                                 JULY 29, 1997

======================================================